EXHIBIT 99.2

Adaptive Biotechnologies Announces Pricing of Public Offering of Common Stock

SEATTLE, Wash., July 15, 2020 – Adaptive Biotechnologies Corporation (Nasdaq: ADPT), a commercial stage biotechnology company that aims to translate the genetics of the adaptive immune system into clinical products to diagnose and treat disease, announced today the pricing of an underwritten public offering of 8,000,000 shares of its common stock at a public offering price of $40.00 per share, before deducting underwriting discounts and commissions (6,000,000 of which are being sold by Adaptive and 2,000,000 of which are being sold by a selling shareholder). In addition, Adaptive granted the underwriters a 30-day option to purchase up to 1,200,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The gross proceeds from the offering to Adaptive, before deducting the underwriting discounts and commissions, are expected to be $240 million. The offering is expected to close on July 20, 2020, subject to customary closing conditions.

Adaptive intends to use the net proceeds from the offering, after deducting underwriting discounts and commissions payable by Adaptive, primarily to accelerate investments in Adaptive’s TCR-Antigen Map activities, scale commercial and marketing activities associated with immunoSEQ Dx clinical products and services, and support continued research and development for drug discovery initiatives. A portion of the net proceeds may also be used to scale Adaptive’s laboratory operations, capacity to support commercial growth plans and for working capital and other general corporate purposes. Adaptive will not receive any of the proceeds from the sale of the shares of its common stock being offered by the selling shareholder.

J.P. Morgan, Goldman Sachs & Co. LLC and BofA Securities are acting as joint lead book-running managers for the offering. Cowen, Guggenheim Securities and William Blair are acting as book-running managers for the offering.

The public offering is being made pursuant to an automatic shelf registration statement on Form S-3 that was filed by Adaptive with the U.S. Securities and Exchange Commission (SEC) on July 14, 2020 and automatically became effective upon filing. A final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus may also be obtained by contacting: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Adaptive Biotechnologies

Adaptive Biotechnologies is a commercial-stage biotechnology company focused on harnessing the inherent biology of the adaptive immune system to transform the diagnosis and treatment of disease. We believe the adaptive immune system is nature’s most finely tuned diagnostic and therapeutic for most diseases, but the inability to decode it has prevented the medical community from fully leveraging its capabilities. Our proprietary immune medicine platform reveals and translates the massive genetics of the adaptive immune system with scale, precision and speed to develop products in life sciences research, clinical diagnostics, and drug discovery. We have two commercial products, and a robust clinical pipeline to diagnose, monitor and enable the treatment of diseases such as cancer, autoimmune conditions and infectious diseases. Our goal is to develop and commercialize immune-driven clinical products tailored to each individual patient.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the offering of Adaptive’s common stock, the expected closing of the offering and the anticipated use of the net proceeds from the offering. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond Adaptive’s control, include, but are not limited to, those described more fully in the section captioned “Risk Factors” in Adaptive’s most recently filed Quarterly Report on Form 10-Q and in Adaptive’s preliminary prospectus supplement dated on July 14, 2020 and the documents incorporated in the prospectus supplement by reference. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Adaptive disclaims any obligation to update these forward-looking statements, except as required by law.

ADAPTIVE MEDIA
Beth Keshishian
917-912-7195
media@adaptivebiotech.com

ADAPTIVE INVESTORS
Karina Calzadilla, Vice President, Investor Relations

201-396-1687
Carrie Mendivil, Gilmartin Group
investors@adaptivebiotech.com